Exhibit 99.1

Rotech Healthcare:

Philip L. Carter

President & Chief Executive Officer

Barry E. Stewart

Chief Financial Officer

407-822-4600

FOR IMMEDIATE RELEASE

Rotech Healthcare Announces Tuesday, November 8, 2005, NASDAQ Listing Date and the Company Comments on 2006 Medicare Physician Fee Schedule Final Rule Regarding Certain Reductions in Dispensing Fees in 2006

ORLANDO, FLA. – November 4, 2005 - Rotech Healthcare Inc. (Pink Sheets: ROHI.PK) (the “Company”) today reported that the Company’s common stock will be listed on The NASDAQ National Market under the ROHI trading symbol commencing on Tuesday, November 8, 2005. Philip L. Carter, President and Chief Executive Officer, commented that “We believe that trading on the NASDAQ National Market will increase Rotech’s visibility in the investment community, give us access to a broader investment base and over time provide more liquidity for those wishing to trade Rotech’s stock.”

2006 Medicare Physician Fee Schedule Final Rule

On November 2, 2005, the Centers for Medicare and Medicaid Services (“CMS”), which is the federal agency responsible for administering the Medicare program, issued the 2006 Medicare physician fee schedule final rule. In the final rule, CMS stated that it will continue to provide a dispensing fee for inhalation drugs furnished to beneficiaries in 2006. For 2006, the agency established a $57 dispensing fee for the first 30-day period in which a beneficiary uses inhalation drugs, with a $33 dispensing fee for inhalation drugs shipped to a beneficiary for each subsequent 30-day period. In 2005, the dispensing fee has been $57 for the first and subsequent 30-day periods. CMS maintained the 2005 rate of $80 for the dispensing fee for inhalation drugs shipped to a beneficiary for a 90-day period.

Mr. Carter commented, “We believe that these reductions in the 2006 Medicare dispensing fees will result in a reduction in 2006 projected revenue of approximately $15 million.”

About Rotech Healthcare

Rotech Healthcare Inc. is a leading provider of home respiratory care and durable medical equipment and services to patients with breathing disorders such as chronic obstructive pulmonary diseases (COPD). The Company provides its equipment and services in 48 states through approximately 475 operating centers, located principally in non-urban markets. The Company’s local operating centers ensure that patients receive individualized care, while its nationwide coverage allows the Company to benefit from significant operating efficiencies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s current expectations, estimates and projections. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “may,” “will,” “could,” “should,” “would,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to known, and unknown risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties, many of which are beyond the control of the Company, include but are not limited to, the risks, uncertainties and assumptions associated with: changes in reimbursement policies and other legislative initiatives aimed at reducing healthcare costs associated with Medicare and Medicaid, including, without limitation, the impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 and the uncertainties relating to inhalation drug reimbursement; the collectibility of the Company’s accounts receivable; healthcare reform and the effect of changes in federal and state healthcare regulations generally; uncertainty regarding whether the Company’s listing of its common stock for trading on the NASDAQ National Market will result in additional liquidity for the Company’s stockholders; and other factors as described in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis, judgment, beliefs, projections or expectations only as of the date hereof. The Company does not undertake any obligation to publicly release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.